As filed with the Securities and Exchange Commission on June 1, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADC THERAPEUTICS SA

(Exact name of Registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Biopôle

Route de la Corniche 3B

1066 Epalinges

Switzerland

+41 21 653 02 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ADC Therapeutics America, Inc.

430 Mountain Avenue, 4th Floor

Murray Hill, NJ 07974

(908) 546-5556

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Deanna L. Kirkpatrick Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Dieter Gericke Benjamin Leisinger Daniel Häusermann Homburger AG Hardstrasse 201 CH-8005 Zurich, Switzerland +41 43 222 10 00

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares, par value CHF 0.08 per share, issuable upon the conversion of senior secured convertible notes(1)	5,558,318	$21.72	$120,726,666.96	$13,171.28
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the Registrant is also registering hereunder an indeterminate number of common shares that may be issued in connection with anti-dilution provisions or stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the common shares as reported on the New York Stock Exchange on May 27, 2021, which date is within five business days prior to filing this registration statement.

PROSPECTUS

ADC THERAPEUTICS SA

5,558,318 Common Shares

Pursuant to this prospectus, the selling shareholders may offer common shares from time to time if and to the extent as they may determine as described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. If any common shares are sold, the selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

As required by the registration rights agreement to which we are a party, we are filing the registration statement of which this prospectus forms a part to permit the resale of common shares issuable upon the conversion of the senior secured convertible notes issued under the Facility Agreement with Deerfield Partners, L.P. and certain of its affiliates (the “Facility Agreement”), to the extent that the holders of such convertible notes opt to convert their notes into our common shares. We do not know whether, when or the extent to which the holders of the convertible notes will opt to convert their notes. This prospectus relates to the resale of up to an aggregate of 5,558,318 common shares, including up to an aggregate of 1,145,478 common shares issuable upon the occurrence of a Major Transaction (as defined in the senior secured convertible notes) by the selling shareholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus.

We are not selling any common shares included in this prospectus and will not receive any of the proceeds from the sale of any common shares sold by the selling shareholders pursuant to this prospectus.

Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “ADCT.” On May 27, 2021, the last reported sale price of our common shares on the NYSE was $22.25 per common share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See the “Risk Factors” section beginning on page 5 of this prospectus and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 1, 2021.

ABOUT THIS PROSPECTUS

Before buying any of the common shares that the selling shareholders are offering, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The information contained in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or the documents incorporated by reference in this prospectus or the sale of any common shares. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We and the selling shareholders have not authorized anyone to provide any information or to make any representations other than as contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common shares described in this prospectus or an offer to sell or the solicitation of an offer to buy such common shares in any circumstances in which such offer or solicitation is unlawful.

For investors outside the United States: Neither we nor any selling shareholder have taken any action that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of common shares and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “ADC Therapeutics,” “ADCT,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to ADC Therapeutics SA and its consolidated subsidiaries.

Trademarks

We own various trademark registrations and applications, and unregistered trademarks, including ADC Therapeutics, ADCT, ZYNLONTA and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of Financial Information

Our consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss franc” and “CHF” refer to the legal currency of Switzerland, unless otherwise indicated. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, any numerical discrepancies in any table between totals and sums of the amounts listed are due to rounding.

Market and Industry Data

This prospectus contains industry, market and competitive position data that are based on general and industry publications, surveys and studies conducted by third parties, some of which may not be publicly available, and our own internal estimates and research. Third-party publications, surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus and the documents incorporated by reference in this prospectus carefully before deciding to invest in our common shares.

Overview

We are a commercial-stage biotechnology company improving the lives of cancer patients with our next-generation, targeted antibody drug conjugates (“ADCs”). We are advancing our proprietary pyrrolobenzodiazepine (“PBD”)-based ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors. Our CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) is approved by the U.S. Food and Drug Administration (the “FDA”) for the treatment of relapsed or refractory diffuse large B-cell lymphoma (“DLBCL”) after two or more lines of systemic therapy. ZYNLONTA is also in late-stage clinical trials in combination with other agents. Cami (camidanlumab tesirine) is being evaluated in a late-stage clinical trial for relapsed or refractory Hodgkin lymphoma and in a Phase 1b clinical trial for various advanced solid tumors. In addition to ZYNLONTA and Cami, we have multiple PBD-based ADCs in ongoing clinical and preclinical development.

Recent Developments

ZYNLONTA

On April 23, 2021, the FDA approved ZYNLONTA for the treatment of adult patients with relapsed or refractory large B-cell lymphoma after two or more lines of systemic therapy, including DLBCL not otherwise specified, DLBCL arising from low grade lymphoma and high-grade B-cell lymphoma. ZYNLONTA was granted accelerated approval by the FDA based on overall response rate.

Second Disbursement under the Facility Agreement

On May 17, 2021, we received the second disbursement of senior secured convertible term loans under the Facility Agreement with Deerfield Partners, L.P. and certain of its affiliates (collectively, “Deerfield”) and issued to Deerfield $50.0 million aggregate principal amount of senior secured convertible notes.

Company and Corporate Information

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were incorporated as a Swiss limited liability company (société à responsabilité limitée) on June 6, 2011 and converted into a Swiss stock corporation (société anonyme) under the laws of Switzerland on October 13, 2015. We have two subsidiaries: ADC Therapeutics (UK) Limited and ADC Therapeutics America, Inc. Our principal executive office is located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland and our telephone number is +41 21 653 02 00. Our website is www.adctherapeutics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to have only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and

•	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2025; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common shares that are held by non-affiliates equals or exceeds $700.0 million as of the prior June 30. We may choose to take advantage of some but not all of these reduced burdens. For example, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. This transition period is only applicable under U.S. GAAP. As a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required or permitted by the International Accounting Standards Board.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Accordingly, we report under the Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus and in the documents incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Common shares offered for resale by the selling shareholders	Up to 5,558,318 shares, including up to an aggregate of 1,145,478 common shares issuable upon the occurrence of a Major Transaction (as defined in the senior secured convertible notes).
Common shares outstanding as of May 1, 2021	76,726,737 shares.
Use of proceeds	We will not receive any of the proceeds from the potential sale of common shares by the selling shareholders from time to time pursuant to this prospectus.
Risk factors	Investing in our common shares involves a high degree of risk. See the “Risk Factors” section beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares.
NYSE symbol	“ADCT”

In this prospectus, unless otherwise indicated, the number of common shares outstanding as of March 31, 2021 excludes:

•	6,190,974 common shares issuable upon the exercise of options outstanding under our 2019 Equity Incentive Plan as of March 31, 2021, at a weighted-average exercise price of $27.27 per share;

•	562,083 common shares issuable upon vesting of restricted share units outstanding under our 2019 Equity Incentive Plan as of March 31, 2021;

•	1,063,893 additional common shares reserved for future issuance under our 2019 Equity Incentive Plan as of March 31, 2021;

•	48,303 common shares we hold in treasury as of March 31, 2021; and

•	Up to 5,558,318 common shares issuable upon the conversion of the senior secured convertible notes issued under the Facility Agreement, including up to an aggregate of 1,145,478 common shares issuable upon the occurrence of a Major Transaction (as defined in the senior secured convertible notes).

In this prospectus, unless otherwise indicated, the number of common shares outstanding as of May 1, 2021 excludes:

•	6,228,290 common shares issuable upon the exercise of options outstanding under our 2019 Equity Incentive Plan as of May 1, 2021, at a weighted-average exercise price of $27.24 per share;

•	562,083 common shares issuable upon vesting of restricted share units outstanding under our 2019 Equity Incentive Plan as of May 1, 2021;

•	1,021,581 additional common shares reserved for future issuance under our 2019 Equity Incentive Plan as of May 1, 2021;

•	1,548,303 common shares we hold in treasury as of May 1, 2021; and

•	Up to 5,558,318 common shares issuable upon the conversion of the senior secured convertible notes issued under the Facility Agreement, including up to an aggregate of 1,145,478 common shares issuable upon the occurrence of a Major Transaction (as defined in the senior secured convertible notes).

On May 6, 2021, we amended our 2019 Equity Incentive Plan to provide for the issuance of up to 6,000,000 additional common shares that may be issued pursuant to awards granted under the 2019 Equity Incentive Plan.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements including the notes thereto, before deciding to invest in our common shares. If any of the events or developments described below or in the documents incorporated by reference in this prospectus were to occur, our business, results of operations, financial condition and prospects could suffer materially, the trading price of our common shares could decline and you could lose all or part of your investment. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risks occur, our business, results of operations, financial condition and prospects could be materially and adversely affected.

Risks Related to this Offering

You may experience immediate and substantial dilution in the book value of your investment.

If you purchase our common shares pursuant to an offering using this prospectus, you will experience immediate dilution in an amount equal to the difference between the purchase price per share and our then-net tangible book value per common share. See “Dilution.”

The issuance of common shares in connection with the conversion of the senior secured convertible notes issued under the Facility Agreement would dilute your ownership interest and could materially affect the market price of our common shares and our earnings per share.

As of the date of this prospectus, we had outstanding $115.0 million aggregate principal amount of senior secured convertible notes issued under the Facility Agreement. To the extent that holders of such senior secured convertible notes elect to convert the notes into common shares, substantial amounts of our common shares may be issued in the future. We cannot quantify the number of common shares that will be issued in connection with the conversion, if any. However, the issuance of common shares pursuant to such conversion would dilute your ownership interest and could materially affect the market price of our common shares and our earnings per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical facts, including statements regarding our future results of operations and financial position, business and commercial strategy, potential market opportunities, products and product candidates, research pipeline, ongoing and planned preclinical studies and clinical trials, regulatory submissions and approvals, research and development costs, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements are based on our management’s beliefs and assumptions and on information available to our management at the time such statements are made. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus. Forward-looking statements speak only as of the date on which they were made. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of such statements, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling shareholders from time to time pursuant to this prospectus. If any common shares are sold, the selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of common shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our share capital. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, the Facility Agreement limits our ability to pay dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Under Swiss law, any dividend must be approved by our shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors to the shareholders conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits from the previous business year (bénéfice de l’exercice) or brought forward from previous business years (report des bénéfices) or if it has distributable reserves (réserves à libre disposition), each as evidenced by its audited stand-alone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted. Distributable reserves are generally booked either as free reserves (réserves libres) or as reserves from capital contributions (apports de capital). Distributions out of share capital, which is the aggregate par value of a corporation’s issued shares, may be made only by way of a share capital reduction. See “Description of Share Capital and Articles of Association.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our total capitalization as of March 31, 2021:

•	on an actual basis;

•	on a pro forma basis to give effect to the following:

•	a fair value adjustment to the derivative associated with the second disbursement under the Facility Agreement immediately prior to the regulatory approval of ZYNLONTA on April 23, 2021 and reduction of such derivative upon the issuance of the convertible notes described below;

•	our receipt of cash of $50 million under the Facility Agreement, comprising two components, an embedded conversion option derivative and a loan; and

•	estimated cash transactions costs of $0.750 million.

You should read this table in conjunction with our consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

	March 31, 2021
	Actual	Pro Forma
	(in USD thousands except for share, par value per share data)

Cash and cash equivalents	383,122	432,372
Convertible loans, short- and long-term (1)	39,367	89,184
Convertible loans, derivatives (1)	52,039	54,119
Shareholders’ equity:
Common shares, par value CHF 0.08 per share; 76,721,697 shares outstanding, actual and pro forma	6,314	6,314
Share premium	981,059	981,059
Treasury shares	(4)	(4)
Other reserves	56,704	56,704
Cumulative translation adjustments	281	281
Accumulated losses	(746,386)	(749,033)
Total equity	297,968	295,321
Total capitalization	389,374	438,624
(1)	Prior to the regulatory approval of ZYNLONTA, the obligation to draw down the second tranche under the Facility Agreement was accounted for as a derivative, which the Company recorded at fair value on a quarterly basis with the associated mark-to-market recorded directly to the consolidated statement of operations. In connection with the FDA approval of ZYNLONTA, the Company performed a fair value assessment of the derivative liability immediately prior to the FDA approval date, April 23, 2021, which resulted in a $4.264 million mark-to-market adjustment to the derivative balance with the corresponding charge reflected in Accumulated losses to the pro forma capitalization table. For the purposes of the pro forma information, the Company reduced the Convertible loans, derivatives balance associated with the second tranche of the Facility Agreement as of March 31, 2021 by $20.342 million based on the valuation of the derivative immediately prior to the FDA approval.

Upon the draw-down of the second disbursement of the Facility Agreement, the Company will recognize these convertible loans as a hybrid financial instrument and account for such as two separate components, a loan and an embedded conversion option derivative, which is consistent with the first disbursement. Upon receiving regulatory approval, the Company valued the entire instrument at $68.526 million of which $18.158 million and $50.368 million were allocated to the embedded conversion option derivative and convertible loan, respectively. For the purposes of the pro forma information, this resulted in increases to the Convertible loans, derivatives and Convertible loans, short- and long-term, respectively. In addition, the Company recorded a $1.816 million gain within Accumulated losses upon the reduction of the Convertible loans, derivative balance associated with the second tranche of the Facility Agreement immediately prior to the FDA approval and the recording of the $50 million cash proceeds upon the draw-down and the values associated with the issuance of the convertible notes and embedded conversion option derivative. In addition, the Company utilized a conversion price that was calculated in accordance with the Facility Agreement assuming a disbursement date of April 23, 2021. The Company will utilize a conversion price as of the disbursement date, May 17, 2021, in preparing its financial statements as of and for the six-month period ending June 30, 2021.

The transaction costs payable by us were allocated pro rata to the embedded conversion option derivative ($0.199 million) and residual convertible loan ($0.551 million). The amount allocated to the embedded conversion option derivative will be charged directly to the consolidated statement of operations; therefore, have been reflected in Accumulated losses presented in the pro forma capitalization table. The amount allocated to the residual convertible loan will be deducted from the carrying value of the convertible loan; therefore, have been reflected as a reduction to Convertible loans, short- and long-term presented in the pro forma capitalization table.

DILUTION

If you purchase our common shares pursuant to an offering using this prospectus, you will experience immediate dilution in an amount equal to the difference between the purchase price per share and our then-net tangible book value per common share.

Net tangible book value per share is determined by dividing our tangible net worth (defined as total assets, less intangible assets, less total liabilities) by the number of our common shares outstanding. Our historical net tangible book value as of March 31, 2021 was $287.8 million, or $3.75 per share. After giving effect to our receipt of the second disbursement under the Facility Agreement and the issuance of $50.0 million aggregate principal amount of senior secured convertible notes, the pro forma net tangible book value as of March 31, 2021 would have been $285.2 million, or $3.72 per common share.

To the extent that any outstanding options under our 2019 Equity Incentive Plan are exercised, new options are issued under our share-based compensation plans, our outstanding senior secured convertible notes convert into common shares or we issue additional common shares in the future, there will be further dilution to investors purchasing our common shares pursuant to an offering using this prospectus.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The Company

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were incorporated as a Swiss limited liability company (société à responsabilité limitée) on June 6, 2011 with our registered office and domicile in Epalinges, Canton of Vaud, Switzerland. We converted to a Swiss stock corporation under the laws of Switzerland on October 13, 2015. Our domicile is in Epalinges, Canton of Vaud, Switzerland. Our registered office and head office is currently located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

Share Capital

As of May 1, 2021, our share capital as registered with the commercial register of the Canton of Vaud, Switzerland (the “Commercial Register”) amounted to 78,270,000 common shares, 76,726,737 of which were outstanding, each with a par value of CHF 0.08 per share.

Changes in Our Share Capital During the Last Three Fiscal Years

In this section, share amounts are presented as of the date of the relevant transaction. Since January 1, 2018, our share capital has changed as follows:

•	On June 19, 2018, our share capital as registered with the Commercial Register on June 29, 2018, was increased by issuing 3 Class A common shares;

•	On December 10, 2018, our share capital as registered with the Commercial Register on December 14, 2018, was increased by issuing 33 Class A common shares;

•	On January 30, 2019, our share capital as registered with the Commercial Register on February 6, 2019, was increased by issuing 6 Class A common shares;

•	On June 4, 2019, our share capital as registered with the Commercial Register on June 7, 2019, was increased by issuing 216 Class E preferred shares;

•	On June 7, 2019, our share capital as registered with the Commercial Register on June 14, 2019, was increased by issuing 2 Class E preferred shares;

•	On June 28, 2019, our share capital as registered with the Commercial Register on July 5, 2019, was increased by issuing 77 Class E preferred shares;

•	On August 22, 2019, our share capital as registered with the Commercial Register on August 28, 2019, was increased by an aggregate amount of CHF 3,714,300 through an increase of the par value of each of our Class A common shares and Class B, C, D and E preferred shares from CHF 100 to CHF 1,000;

•	On September 19, 2019, our share capital as registered with the Commercial Register on September 19, 2019, was increased by issuing 140 Class A common shares;

•	In the one-to-15,625 share split of all issued shares effected on September 19, 2019, each of our issued shares was split into 15,625 shares of the same class with a par value of CHF 0.064 per share;

•	In the five-to-four reverse share split of all issued shares effected on April 24, 2020, each of our issued shares was consolidated into 0.8 shares of the same class with a par value of CHF 0.08 per share, and an aggregate of 44 common shares were converted into 6 Class C preferred shares, 12 Class D preferred shares and 26 Class E preferred shares, each with a par value of CHF 0.08;

•	On May 15, 2020, our share capital as registered with the Commercial Register on May 15, 2020, was increased by issuing 17,432,500 common shares with a par value of CHF 0.08 per share;

•	On September 28, 2020, our share capital as registered with the Commercial Register on September 28, 2020, was increased by issuing 6,000,000 common shares with a par value of CHF 0.08 per share; and

•	On April 8, 2021, our share capital as registered with the Commercial Register on April 8, 2021, was increased by issuing 1,500,000 common shares with a par value of CHF 0.08 per share.

Registration Rights

In connection with the Facility Agreement, we entered into an agreement with Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P. that provides them with certain registration rights. The registration statement of which this prospectus forms a part registers under the Securities Act common shares issuable to them upon the conversion of their senior secured convertible notes issued under the Facility Agreement. The agreement also provides for piggyback registration rights pursuant to which such holders have the right to demand that we include any such shares in any registration statement that we file with the SEC, subject to certain exceptions.

Articles of Association

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (capital-actions) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months of the respective general meeting in order to become effective. Under our articles of association and Swiss law, in the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive subscription rights or advance subscription rights are limited or withdrawn or where transformation of freely disposable equity into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the par value of the shares represented is required.

Furthermore, under the Swiss Code of Obligations (Code des obligations) (the “CO”), our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the par value of the shares represented, may empower our board of directors to issue shares of a specific aggregate par value up to a maximum of 50% of the share capital in the form of:

•	conditional share capital (capital-actions conditionnel) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or to our subsidiaries or other persons providing services to the Company or a subsidiary to subscribe for new shares (conversion or option rights); or

•	authorized share capital (capital-actions autorisé) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-Emptive and Advance Subscription Rights

Pursuant to the CO, shareholders have pre-emptive subscription rights (droits de souscription préférentiels) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (droit de souscription préalable) for the subscription of such conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the absolute majority of the par value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive subscription rights or advance subscription rights in certain circumstances.

If pre-emptive subscription rights are granted, but not exercised, the board of directors may allocate the unexercised pre-emptive subscription rights at its discretion.

Our Authorized Share Capital

Under our articles of association, our board of directors is authorized at any time, including to prevent takeovers and changes in control, until April 23, 2022 to increase our nominal share capital by a maximum aggregate amount of CHF 1,960,000 through the issuance of not more than 24,500,000 shares, which would have to be fully paid-in, each with a par value of CHF 0.08 per share.

Increases in partial amounts are permitted. The board of directors has the power to determine the type of contributions, the issue price and the date on which the dividend entitlement starts.

With respect to our authorized share capital, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive subscription rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are issued under the following circumstances:

•	if the issue price of the new registered shares is determined by reference to the market price;

•	for raising of capital (including private placements) in a fast and flexible manner, which would not be possible, or might only be possible with great difficulty or delays or at significantly less favorable conditions, without the exclusion of the statutory pre-emptive subscription rights of the existing shareholders;

•	for the acquisition of an enterprise, parts of an enterprise or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares;

•	for purposes of broadening the shareholder constituency of the Company in certain geographic, financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

•	for purposes of granting an over-allotment option or an option to purchase additional shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

•	for the participation of members of the board of directors, members of the executive committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies;

•	following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of our share capital registered in the Commercial Register without having submitted to all other shareholders a takeover offer recommended by the board of directors;

•	for the defense of an actual, threatened or potential takeover bid, that the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be financially fair to the shareholders or not to be in the Company’s interest; or

•	for other valid grounds in the sense of Article 652b para. 2 of the CO.

This authorization is exclusively linked to the particular available authorized share capital set out in the respective article. If the period to increase our share capital out of authorized share capital lapses without having been used by the board of directors, the authorization to withdraw or to limit the pre-emptive subscription rights lapses simultaneously with such capital.

Our Conditional Share Capital

Conditional Share Capital for Warrants and Convertible Bonds

Our nominal share capital may be increased, including to prevent takeovers and changes in control, by a maximum aggregate amount of CHF 1,624,000 through the issuance of not more than 20,300,000 common shares, which would have to be fully paid-in, each with a par value of CHF 0.08 per share, by the exercise of option and conversion rights granted in connection with warrants, convertible bonds or similar instruments of the Company or one of our subsidiaries. Shareholders will not have pre-emptive subscription rights in such circumstances, but will have advance subscription rights to subscribe for such warrants, convertible bonds or similar instruments. The holders of warrants, convertible bonds or similar instruments are entitled to the new shares upon the occurrence of the applicable conversion feature.

When issuing convertible bonds, warrants or similar instruments, the board of directors is authorized to withdraw or to limit the advance subscription right of shareholders:

•	for the purpose of financing or refinancing, or the payment for, the acquisition of enterprises, parts of enterprises, participations, intellectual property rights, licenses or investments;

•	if the issuance occurs in domestic or international capital markets, including private placements;

•	following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital registered in the Commercial Register without having submitted to all other shareholders a takeover offer recommended by the board of directors; or

•	for the defense of an actual, threatened or potential takeover bid that the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders to accept on the basis that the board of directors has not found the takeover bid to be financially fair to the shareholders or not to be in the Company’s interest.

To the extent that the advance subscription rights are withdrawn or limited, (i) the convertible bonds, warrants or similar instruments are to be issued at market conditions; (ii) the term to exercise the convertible bonds, warrants or similar instruments may not exceed ten years from the date of issue of the respective instrument and (iii) the conversion, exchange or exercise price of the convertible bonds, warrants or similar instruments has to be set with reference to or be subject to change based upon the valuation of the Company’s equity or market conditions.

Conditional Share Capital for Equity Incentive Plans

Our nominal share capital may, to the exclusion of the pre-emptive subscription rights and advance subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 936,000 through the (direct or indirect) issuance of not more than 11,700,000 common shares, which would have to be fully paid-in, each with a par value of CHF 0.08 per share, by the exercise of options, other rights to receive shares or conversion rights that have been granted to employees, members of the board of directors, contractors or consultants of the Company or of one of our subsidiaries or other persons providing services to the Company or to a subsidiary through one or more equity incentive plans created by the board of directors.

Uncertificated Securities

Our shares are in the form of uncertificated securities (droits-valeurs, within the meaning of Article 973c of the CO). In accordance with Article 973c of the CO, we will maintain a non-public register of uncertificated securities (registre des droits-valeurs). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. Following entry in the share register, a shareholder may at any time request from us a written confirmation in respect of his or her shares. Shareholders are not entitled, however, to request the conversion and/or printing and delivery of share certificates. We may print and deliver certificates for shares at any time.

General Meeting of Shareholders

Ordinary/Extraordinary Meetings, Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, an annual general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this generally means on or before June 30. In addition, extraordinary general meetings of shareholders may be held.

The following powers are vested exclusively in the general meeting of shareholders:

•	adopting and amending the articles of association, including the change of a company’s purpose or domicile;

•	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	approving the business report, the annual statutory and consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends;

•	approving the aggregate amount of compensation of members of the board of directors and the executive committee;

•	discharging the members of the board of directors and the executive committee from liability with respect to their conduct of business;

•	dissolving a company with or without liquidation; and

•	deciding matters reserved to the general meeting of shareholders by law or the articles of association or submitted to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or the general meeting of shareholders or, under certain circumstances, by a company’s auditor, liquidator or the representatives of bondholders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least 10% of our share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on our stand-alone annual statutory balance sheet, half of our share capital and statutory reserves are not covered by our assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law or our articles of association.

Under Swiss law and our articles of association, a resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the par value of the shares represented is required for:

•	amending the Company’s corporate purpose;

•	creating shares with preference rights;

•	cancelling or amending the transfer restrictions of shares;

•	creating authorized or conditional share capital;

•	increasing share capital out of equity, against contributions in-kind or for the purpose of acquiring specific assets and granting specific benefits;

•	limiting or withdrawing shareholder’s pre-emptive subscription rights;

•	changing a company’s domicile;

•	amending or repealing the voting and recording restrictions, the provision setting a maximum board size or the indemnification provision for the board of directors and the executive committee set forth in our articles of association;

•	converting registered shares into bearer shares;

•	removing the chairman or any member of the board of directors before the end of his or her term of office; and

•	dissolving or liquidating the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the “Swiss Merger Act”). See “—Articles of Association—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from NYSE listing standards, which require an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Notice

General meetings of shareholders must be convened by the board of directors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the items on the agenda, the motions to the shareholders and, in case of elections, the names of the nominated candidates. A resolution on a matter which is not on the agenda may not be passed at a general meeting of shareholders, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special investigation, on which the general meeting of shareholders may vote at any time. No previous notification is required for motions concerning items included in the agenda or for debates that do not result in a vote.

All of the owners or representatives of our shares may, if no objection is raised, hold a general meeting of shareholders without complying with the formal requirements for convening general meetings of shareholders (a universal meeting). This universal meeting of shareholders may discuss and pass binding resolutions on all matters within the purview of the general meeting of shareholders, provided that the owners or representatives of all the shares are present at the meeting.

Agenda Requests

Pursuant to Swiss law and our articles of association, one or more shareholders, whose combined shareholdings represent the lower of (i) one tenth of our share capital and (ii) an aggregate par value of at least CHF 1,000,000 may request that an item be included in the agenda for a general meeting of shareholders. To be timely, the shareholder’s request must be received by us generally at least 45 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the general meeting of shareholders and the reasons for conducting such business at the general meeting of shareholders;

•	the motions regarding the agenda item;

•	the name and address, as they appear in the share register, of the shareholder proposing such business;

•	the number of shares which are beneficially owned by such shareholder (including documentary support of such beneficial ownership);

•	the dates upon which the shareholder acquired such shares;

•	any material interest of the proposing shareholder in the proposed business;

•	a statement in support of the matter; and

•	all other information required under the applicable laws and stock exchange rules.

In addition, if the shareholder intends to solicit proxies from the shareholders of a company, such shareholder shall notify the company of this intent in accordance with SEC Rule 14a-4 and/or Rule 14a-8.

Our business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Voting Rights

Each of our common shares entitles a holder to one vote. The common shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in the share register at a cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), by its legal representative or by another registered shareholder with written authorization to act as proxy. The chairman has the power to decide whether to recognize a power of attorney.

Our articles of association contain provisions that prevent investors from acquiring voting rights exceeding 15% of our issued share capital. Specifically, if an individual or legal entity acquires common shares and, as a result, directly or indirectly, has voting rights with respect to more than 15% of the registered share capital recorded in the Commercial Register, the registered shares exceeding the limit of 15% shall be entered in the share register as shares without voting rights (limitation à l’inscription). This restriction applies equally to parties acting in concert and to shares held or acquired via a nominee, including via Cede & Co., New York (or any successor), as the nominee of The Depository Trust Company (“DTC”), New York, acting in its capacity as clearing nominee. Specifically, if shares are being held by a nominee for third-party beneficiaries, which control (alone or together with third parties) voting rights with respect to more than 15% of the share capital recorded in the Commercial Register, our articles of association provide that the board of directors may cancel the registration of the shares with voting rights held by such nominee in excess of the limit of 15%. Furthermore, our articles of association contain provisions that allow the board of directors to make the registration with voting rights of shares held by a nominee subject to conditions, limitations and reporting requirements or to impose or adjust such conditions, limitations and requirements once registered. However, any shareholders who held more than 15% prior to our initial public offering remain registered with voting rights for such shares. Furthermore, the board of directors may in special cases approve exceptions to these restrictions.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only if we have sufficient distributable profits from the previous business year (bénéfice de l’exercice) or brought forward from the previous business years (report des bénéfices), or if we have distributable reserves (réserves à libre disposition), each as evidenced by the Company’s audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and by the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Distributable reserves are generally booked either as “free reserves” (réserves libres) or as “reserve from capital contributions” (apports de capital). Under the CO, if our general reserves (réserve générale) amount to less than 20% of our share capital recorded in the Commercial Register (i.e., 20% of the aggregate par value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. In addition, if our general reserves amount to less than 50% of our share capital recorded in the Commercial Register, 10% of the amounts distributed beyond payment of a dividend of 5% must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e., the aggregate par value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in our share capital recorded in the Commercial Register. Our share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of our share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments.

For a discussion of the taxation of dividends, see “Taxation—Swiss Tax Considerations—Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax.”

Transfer of Shares

Shares in uncertificated form (droits-valeurs) may only be transferred by way of assignment. Shares or the beneficial interest in shares, as applicable, credited in a securities account may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with applicable rules. Our articles of association provide that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructuary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructuary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in the share register (registre des actions) with his or her name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. For a discussion of the restrictions applicable to the control and exercise of voting rights, see “Description of Share Capital and Articles of Association—Articles of Association—Voting Rights.”

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect the share register with respect to his or her own shares and otherwise to the extent necessary to exercise his or her shareholder rights. No other person has a right to inspect the share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets and other legitimate interests. See “Comparison of Swiss Law and Delaware Law—Inspection of books and records.”

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court at our registered office (currently Epalinges, Canton of Vaud, Switzerland), to appoint a special examiner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of our share capital or holders of shares in an aggregate par value of at least CHF 2,000,000 may request that the court appoint a special examiner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive committee infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the par value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger with the approval of holders of 90% of the issued shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the number of shares represented at a general meeting of shareholders and the absolute majority of the par value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	our assets, after the divestment, are not invested in accordance with our corporate purpose as set forth in the articles of association; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with our corporate purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our corporate purpose.

A shareholder of a Swiss corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights. As a result, such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that the shareholder receives the fair value of the shares held by the shareholder. Following a statutory merger or demerger, pursuant to the Swiss Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than 11 members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent annual general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

•	the ultimate direction of the business of the Company and issuing of the relevant directives;

•	laying down the organization of the Company;

•	formulating accounting procedures, financial controls and financial planning;

•	nominating and removing persons entrusted with the management and representation of the Company and regulating the power to sign for the Company;

•	the ultimate supervision of those persons entrusted with management of the Company, with particular regard to adherence to law, our articles of association, and regulations and directives of the Company;

•	issuing the business report and the compensation report, and preparing for the general meeting of shareholders and carrying out its resolutions; and

•	informing the court in case of over-indebtedness.

The board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate some of its powers, in particular direct management, to a single or to several of its members, committees or to third parties (such as executive officers) who need be neither members of the board of directors nor shareholders. Pursuant to Swiss law and our articles of association, details of the delegation and other procedural rules such as quorum requirements have been set in the organizational rules established by the board of directors.

Indemnification of Executive Officers and Directors

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of the board of directors and the executive committee and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and executive officers to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer. See “Comparison of Swiss Law and Delaware Law—Indemnification of directors and executive officers and limitation of liability.”

We have entered into indemnification agreements with each of the members of our board of directors and executive officers.

Conflict of Interest, Management Transactions

Swiss law does not have a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and executive officers to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive officers. This rule is generally understood to disqualify directors and executive officers from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for breaches of these obligations. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person related to any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics and other policies that cover a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Committee

Pursuant to Swiss law, beginning at our annual general meeting of shareholders in 2021, our shareholders must annually approve the aggregate amount of compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management (which we refer to as our “executive committee”) of the Company. All of our executive officers named in “Management” are deemed to be members of our executive committee.

The board of directors must issue, on an annual basis, a written compensation report that must be reviewed by our auditors. The compensation report must disclose all compensation granted by the Company, directly or indirectly, to current members of the board of directors and the executive committee and, to the extent related to their former role within the Company or not on customary market terms, to former members of the board of directors and former executive officers.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive committee, respectively, as well as the particular amount for each member of the board of directors and for the highest paid executive officer, specifying the name and function of each of these persons.

We are prohibited from granting certain forms of compensation to members of our board of directors and executive committee, such as:

•	severance payments (compensation due until the termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of companies, or parts thereof, by the Company or by companies being, directly or indirectly, controlled by us;

•	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

•	equity-based compensation not provided for in the articles of association.

Compensation to members of the board of directors and the executive committee for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if (i) the compensation would be prohibited if it were paid directly by the Company, (ii) the articles of association do not provide for it, or (iii) the compensation has not been approved by the general meeting of shareholders.

Beginning in 2021, the general meeting of shareholders will annually vote on the proposals of the board of directors with respect to:

•	the maximum aggregate amount of compensation of the board of directors for the term of office until the next annual general meeting of shareholders; and

•	the maximum aggregate amount of fixed compensation of the executive committee for the following financial year; and

•	the maximum aggregate amount of variable compensation of the executive committee for the current financial year.

The board of directors may submit for approval at the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

If, at the general meeting of shareholders, the shareholders do not approve a compensation proposal of the board of directors, the board of directors must prepare a new proposal, taking into account all relevant factors, and submit the new proposal for approval by the same general meeting of shareholders, at a subsequent extraordinary general meeting of shareholders or the next annual general meeting of shareholders.

In addition to fixed compensation, members of the board of directors and the executive committee may be paid variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restricts our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our ability to repurchase and hold our own shares. We and our subsidiaries may repurchase shares only to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate par value of all shares held by us does not exceed 10% of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20%. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive subscription rights in the case of share capital increases.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may, subject to applicable law, purchase and sell our own shares from time to time in order to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading, or the Financial Market Infrastructure Act (the “FMIA”), do not apply to us since our shares are not listed on a Swiss exchange.

Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their statutory annual financial statements, to the extent that this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than 5% of all voting rights.

Mandatory Bid Rules

The obligation of any person or group of persons that acquires more than one-third of a company’s voting rights to submit a cash offer for all the outstanding listed equity securities of the relevant company at a minimum price pursuant to the FMIA does not apply to us since our shares are not listed on a Swiss exchange.

Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “ADCT.”

The Depository Trust Company

Each person owning a beneficial interest in common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

Transfer Agent and Registrar of Shares

Our share register is kept by Computershare Trust Company, N.A., which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

COMPARISON OF SWISS LAW AND DELAWARE LAW

The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the CO and the Swiss Ordinance against excessive compensation in listed stock corporations (Ordonnance contre les rémunérations abusives dans les sociétés anonymes cotées en bourse) (the “OAEC”) applicable to our Company and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the absolute majority of the par value of shares represented at such general meeting of shareholders. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Loi sur la fusion) can file a lawsuit against the surviving company. If the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that if the merger agreement provides only for a compensation payment, at least 90.0% of all members in the transferring legal entity, who are entitled to vote, shall approve the merger agreement.

Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors, officers or liquidators for breach of their duties and claim the payment of the company’s losses or damages to the corporation and, in some cases, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders. In addition, to the extent that U.S. laws and regulations provide a basis for liability and U.S. courts have jurisdiction, a class action may be available.

Under Swiss law, the winning party is generally entitled to recover a limited amount of attorneys’ fees incurred in connection with such action. The court has discretion to permit the shareholder who lost the lawsuit to recover attorneys’ fees incurred to the extent that he or she acted in good faith.

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Pursuant to the OAEC, the general meeting of shareholders has the non-transferable right, amongst others, to vote separately and bindingly on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the advisory boards.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects the members of the board of directors, the chairperson of the board of directors and the members of the compensation committee individually and annually for a term of office until the end of the following general meeting of shareholders. Re-election is possible.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Indemnification of directors and executive officers and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•      any breach of a director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      statutory liability for unlawful payment of dividends or unlawful share purchase or redemption; or

•      any transaction from which the director derived an  improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

The articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions.

Also, a corporation may enter into and pay for directors’ and officers’ liability insurance, which may cover negligent acts as well.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•      by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•      by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•      by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•      by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

•      the duty of care; and

• t     he duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been duly delegated to the executive committee based on organizational rules. However, there are several non-transferable duties of the board of directors:

•      the overall management of the corporation and the issuing of all necessary directives;

•      determination of the corporation’s organization;

•      the organization of the accounting, financial control and financial planning systems as required for management of the corporation;

•      the appointment and dismissal of persons entrusted with managing and representing the corporation;

•      overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

•      compilation of the annual report, preparation for the general meeting of the shareholders, the compensation report and implementation of its resolutions; and

•      notification of the court in the event that the company is over-indebted.

The members of the board of directors must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under like circumstances

The duty of loyalty requires that a director safeguard the interests of the corporation and requires that directors act in the interest of the corporation and, if necessary, put aside their own interests. If there is a risk of a conflict of interest, the board of directors must take appropriate measures to ensure that the interests of the company are duly taken into account.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may only exercise their voting rights in a general meeting of shareholders and may not act by written consents. The articles of association must allow for (independent) proxies to be present at a general meeting of shareholders. The instruction of such (independent) proxies may occur in writing or electronically.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. No resolution may be taken on proposals relating to the agenda items that were not duly notified. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

•      shareholders together representing at least 10% of the share capital may demand that a general meeting of shareholders be called for specific agenda items and specific proposals; and

•      shareholders together representing shares with a par value of at least CHF 1.0 million or 10% of the share capital, whichever is lower, may demand that an agenda item including a specific proposal be put on the agenda for a scheduled general meeting of shareholders, provided such request is made with appropriate lead time.

Any shareholder can propose candidates for election as directors or make other proposals within the scope of an agenda item without prior written notice.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the board of directors on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, (iii) request that the general meeting of shareholders resolve to convene an extraordinary general meeting, or (iv) request that the general meeting of shareholders resolve to appoint an examiner to carry out a special examination (“contrôle spécial”).

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of (i) all members of the board of directors, (ii) the chairperson of the board of directors, (iii) the members of the compensation committee, (iv) the election of the independent proxy for a term of office of one year (i.e., until the following annual general meeting of shareholders), as well as the vote on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the members of any advisory board, is mandatory for listed companies. Re-election is permitted.

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by a majority of the shares represented at a general meeting of shareholders. The articles of association may require the approval by a supermajority of the shares represented at a meeting for the removal of a director.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting shares within the past three years.	No such rule applies to a Swiss corporation.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution of a Swiss corporation requires the approval by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the absolute majority of the par value of shares represented at such general meeting of shareholders. The articles of association may increase the voting thresholds required for such a resolution.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

The general meeting of shareholders of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into preference shares with a resolution passed by a majority of the shares represented at the general meeting of shareholders. Where a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the consent of both a special meeting of the adversely affected holders of the existing preference shares and of a general meeting of all shareholders, unless otherwise provided in the articles of association.

Shares with preferential voting rights are not regarded as preference shares for these purposes.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

The articles of association of a Swiss corporation may be amended with a resolution passed by a majority of the shares represented at a general meeting of shareholders, unless otherwise provided in the articles of association.

There are a number of resolutions, such as an amendment of the stated purpose of the corporation, the introduction of authorized and conditional capital and the introduction of shares with preferential voting rights that require the approval by two-thirds of the votes and an absolute majority of the par value of the shares represented at such general meeting of shareholders. The articles of association may increase these voting thresholds.

Inspection of books and records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The information may be refused where providing it would jeopardize the corporation’s trade secrets or other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise his or her rights as a shareholder, subject to the interests of the corporation. A shareholder’s right to inspect the share register is limited to the right to inspect his or her own entry in the share register.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:	Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

•      out of its surplus, or

•      in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Shareholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without shareholder approval.

Payments out of a corporation’s share capital (in other words, the aggregate par value of the corporation’s registered share capital) in the form of dividends are not allowed and may be made only by way of a share capital reduction. Dividends may be paid only from the profits of the previous business year or brought forward from previous business years or if the corporation has distributable reserves, each as evidenced by the corporation’s audited stand-alone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and the articles of association have been deducted.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Creation and issuance of new shares

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares require a shareholders’ resolution. The creation of authorized or contingent share capital requires at least two-thirds of the voting rights represented at the general meeting of shareholders and an absolute majority of the par value of shares represented at such meeting. The board of directors may issue shares out of the authorized share capital during a period of up to two years. Shares are created and issued out of contingent share capital through the exercise of options or of conversion rights that the board of directors may grant in relation to, e.g., debt instruments or employees.

TAXATION

The following discussion is based on the tax laws, regulations and regulatory practices of Switzerland and the United States as in effect on the date hereof, which are subject to change (or subject to changes in interpretation), possibly with retroactive effect.

Current and prospective shareholders are advised to consult their own tax advisers in light of their particular circumstances as to the Swiss or U.S. tax laws, regulations and regulatory practices that could be relevant for them in connection with owning and selling or otherwise disposing of our common shares and receiving dividends and similar cash or in-kind distributions on our common shares (including dividends on liquidation proceeds and share dividends) or distributions on our common shares based upon a capital reduction or reserves paid out of capital contributions and the consequences thereof under the tax laws, regulations and regulatory practices of Switzerland or the United States.

Swiss Tax Considerations

Withholding Tax

Under present Swiss tax law, dividends due and similar cash or in-kind distributions made by the Company to a shareholder of common shares (including liquidation proceeds and bonus shares) are subject to Swiss federal withholding tax (“Withholding Tax”), currently at a rate of 35% (applicable to the gross amount of taxable distribution). However, the repayment of the par value of the common shares and any repayment of qualifying additional paid-in capital (capital contribution reserves), within the limitations accepted by the legislation in force when such Dividend becomes due and the respective administrative practice, are not subject to the Withholding Tax. The Company is obliged to deduct any applicable Withholding Tax from the gross amount of any taxable distribution and to pay the tax to the Swiss Federal Tax Administration within 30 days of the due date of such distribution.

Swiss resident individuals who hold their common shares as private assets (“Resident Private Shareholders”) are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they duly report the underlying income in their income tax return. In addition, (i) corporate and individual shareholders who are resident in Switzerland for tax purposes, (ii) corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their common shares as part of a trade or business carried on in Switzerland through a permanent establishment with fixed place of business situated in Switzerland for tax purposes and (iii) Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities (collectively, “Domestic Commercial Shareholders”) are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they duly report the underlying income in their statements of operations or income tax return, as the case may be.

Shareholders who are not resident in Switzerland for tax purposes, and who, in each case and during the respective taxation year, do not hold their common shares as part of a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (collectively, “Non-Resident Shareholders”) may be entitled to a total or partial refund of the Withholding Tax if the country in which such recipient resides for tax purposes maintains a bilateral treaty for the avoidance of double taxation with Switzerland and further conditions of such treaty are met. Non-Resident Shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) may differ from country to country. Non-Resident Shareholders should consult their own legal, financial or tax advisors regarding receipt, ownership, purchases, sale or other dispositions of common shares and the procedures for claiming a refund of the Withholding Tax.

Any transactions in common shares in the secondary markets are subject to Swiss securities turnover tax at an aggregate rate of 0.15% of the consideration paid for such common shares, however, only if a bank or other securities dealer in Switzerland, as defined in the Swiss Federal Stamp Tax Act (loi fédérale sur les droits de timbre), is a party or an intermediary to the transaction and no exemption applies.

Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax

Non-Resident Shareholders

Non-Resident Shareholders are not subject to any Swiss federal, cantonal or communal income tax on dividend payments and similar distributions because of the mere holding of common shares. The same applies for capital gains on the sale of common shares subject to certain exceptions. For Withholding Tax consequences, see “—Swiss Tax Considerations—Withholding Tax.”

Resident Private Shareholders and Domestic Commercial Shareholders

Resident Private Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares or taxable repurchases of common shares as described above), which are not repayments of the par value of common shares or, within the limitations accepted by the legislation in force and the respective administrative practice, qualifying additional paid-in capital, are required to report such receipts in their individual income tax returns and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant tax period. A gain or a loss by Resident Private Shareholders realized upon the sale or other disposition of common shares to a third party will generally be a tax-free private capital gain or not a tax-deductible capital loss, as the case may be. Under exceptional circumstances the capital gain may be re-characterized into a taxable dividend, in particular upon taxable repurchase of common shares as described above. When a capital gain is re-characterized as a dividend, the relevant income for tax purposes corresponds to the difference between the repurchase price and the sum of the par value of common shares and, within the limitations accepted by the legislation in force and the respective administrative practice, qualifying additional paid-in capital.

Domestic Commercial Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares) are required to recognize such payments in their statements of operations for the relevant tax period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings accumulated (including the dividends) for such period. On cantonal and communal level, similar provisions were introduced, but the regulations may vary depending on the canton of residency. Domestic Commercial Shareholders who are corporate taxpayers may qualify for participation relief on dividend distributions (réduction pour participations), if common shares held have an aggregate market value of at least CHF 1 million. For cantonal and communal income tax purposes, the regulations on participation relief are broadly similar, depending on the canton of residency.

Domestic Commercial Shareholders are required to recognize a gain or loss realized upon the disposal of common shares in their statement of operations for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the sale or other disposition of common shares) for such taxation period.

Swiss Wealth Tax and Capital Tax

Non-Resident Shareholders

Non-Resident Shareholders holding common shares are not subject to cantonal and communal wealth or annual capital tax because of the mere holding of common shares.

Resident Private Shareholders

Resident Private Shareholders are required to report their common shares as part of their private wealth and are subject to cantonal and communal wealth tax.

Domestic Commercial Shareholders

Domestic Commercial Shareholders are required to report their common shares as part of their business wealth or taxable capital, as defined, and are subject to cantonal and communal wealth or annual capital tax.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is based on Article 6 of the OECD/Council of Europe administrative assistance convention and is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have been, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of speciality (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Based on such multilateral or bilateral agreements and the implementation of Swiss law, Switzerland collects and exchanges data in respect of financial assets, including common shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in a European Union member state or in a treaty state.

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the United States to facilitate the implementation of U.S. Foreign Account Tax Compliance Act. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the United States and Switzerland. On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the United States on changing the current direct-notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities.

Material U.S. Federal Income Tax Consequences for U.S. Holders

In the opinion of Davis Polk & Wardwell LLP, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders, as defined below, of owning and disposing our common shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire common shares.

This discussion applies only to a U.S. Holder that holds common shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, it does not describe any tax consequences other than U.S. federal income tax consequences, including state and local tax consequences and estate tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding common shares as part of a straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the common shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRAs” and governmental entities;

•	real estate investment trusts or regulated investment companies;

•	former U.S. citizens or long-term residents of the United States;

•	persons subject to Section 451(b) of the Code;

•	persons that own or are deemed to own 10% or more of the voting power or value of our shares; or

•	persons holding common shares in connection with a trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the common shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Switzerland and the United States (the “Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A “U.S. Holder” is a beneficial owner of our common shares who, for U.S. federal income tax purposes, is eligible for the benefits of the Treaty and who is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in their particular circumstances.

The discussion under “Taxation of Distributions” and “Sale or Other Disposition of Common Shares” below describes certain consequences to U.S. Holders in the event that we are not a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) during any tax year in which a U.S. Holder holds our common shares. This discussion assumes that we were not a PFIC for our 2020 taxable year, and will not become a PFIC in the foreseeable future. See “Passive Foreign Investment Company Rules” below.

Taxation of Distributions

Distributions paid on common shares, other than certain pro rata distributions of common shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, may be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. Dividends will constitute qualified dividend income (a) for so long as the common shares with respect to which such dividends are paid are listed on the NYSE or we are eligible for benefits under the treaty and (b) we are not a PFIC in the year in which the dividend is paid or the prior taxable year. However, there can be no assurance that our common shares will be considered readily tradable on an established securities market in the future, nor (as discussed under "Passive Foreign Investment Company Rules" below) that we will not be a PFIC for any future taxable year. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of a dividend will include any amounts withheld by us in respect of Swiss income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Swiss franc will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Swiss income taxes withheld from dividends on common shares (at a rate not exceeding the rate provided by the Treaty, in the case of a U.S. Holder eligible for a reduced rate under the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Swiss income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of Common Shares

Gain or loss realized by a U.S. Holder on the sale or other disposition of common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such common shares was more than one year as of the date of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Long-term capital gain recognized by a non-corporate U.S. Holder is subject to U.S. federal income tax at rates lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes interest, dividends, certain non-active rents and royalties, and capital gains.

We believe that we were not a PFIC for our 2020 taxable year, and we do not expect to become a PFIC for one or more subsequent taxable years. However, whether we will be a PFIC in any future years is uncertain because, among other things, (i) we currently own, and likely will continue to own, a substantial amount of passive assets, including cash, (ii) the timing of our recognition of active income for U.S. federal income tax purposes, which may differ from the timing of the recognition of such income for financial accounting purposes, may result in our recognizing minimal amounts of active income for U.S. federal income tax purposes in certain taxable years and (iii) the valuation of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may be determined in substantial part by our market capitalization, which may vary substantially over time. Accordingly, there can be no assurance that we will not be a PFIC for any future taxable year.

If we are a PFIC for any year during which a U.S. Holder holds common shares, we will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds common shares, even if we cease to meet the threshold requirements for PFIC status, unless the U.S. Holder elects to recognize gain, if any, as if it sold its common shares as of the last day of the last tax year in which we are a PFIC (such election, a “Purging Election”). In addition, the Company may, directly or indirectly, have held or hold equity interests in other PFICs (collectively, “Lower-tier PFICs”). Under attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate shares of the stock of Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though holders have not received the proceeds of those distributions or dispositions directly. U.S. Holders should consult their tax advisers about the consequences to them if we own one or more Lower-tier PFICs.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares (assuming such U.S. Holder has not made certain elections, as described below), gain recognized by the U.S. Holder on sale or other disposition (including certain pledges) of common shares (including any gain recognized as a consequence of a Purging Election) will be allocated ratably over the U.S. Holder’s holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution will be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available (including a mark-to-market election) that may provide alternative tax treatments. U.S. Holders should consult their tax advisors regarding whether any of these elections for alternative treatment would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are a PFIC (or, with respect to a particular U.S. Holder, are treated as a PFIC) for a taxable year in which we pay a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we were a PFIC for any taxable year during which a U.S. Holder holds common shares, the U.S. Holder would generally be required to file an annual report on IRS Form 8621 with their annual U.S. federal income tax returns, subject to certain exceptions.

Prospective U.S. Holders should consult their tax advisers regarding the potential PFIC rules to an investment in common shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those issuable upon the conversion of senior secured convertible notes in an aggregate principal amount of $115.0 million issued under the Facility Agreement, to the extent that the holders of such convertible notes opt to convert their notes into our common shares. The convertible notes are convertible at any time at the option of the holders thereof; provided that each holder is prohibited from converting the convertible notes into common shares to the extent that, upon such conversion, the number of common shares then beneficially owned by the converting holder and its affiliates and any other person or entity with whom the converting holder’s beneficial ownership would be aggregated for purposes of Section 13(d) under the Exchange Act, including any “group” members, would exceed 4.985% of the total number of common shares then issued and outstanding (the “4.985% Cap”). The number of common shares issuable upon conversion of the convertible notes is subject to adjustment in certain events described in the Facility Agreement and the convertible notes, including upon a “Major Transaction” (as defined in the convertible notes).

We do not know whether, when or the extent to which the holders of the convertible notes will opt to convert their notes. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time, should they opt to convert their convertible notes into our common shares. Except for the Facility Agreement and ownership of the senior secured convertible notes, the selling shareholders have not had any material relationship with us within the past three years, unless otherwise indicated in the footnotes to the table below. For additional information on the Facility Agreement and the senior secured convertible notes, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus.

The table below lists the selling shareholders and other information regarding the beneficial ownership of common shares by each of the selling shareholders. The second column lists the number of common shares owned by each selling shareholder, based on its ownership of the senior secured convertible notes, assuming the conversion of such notes. The third column lists the number of common shares offered by this prospectus by each selling shareholder. The fourth column lists the number of common shares beneficially owned by each selling shareholder after the offering contemplated by this prospectus, assuming the sale of all common shares being offered by this prospectus by each selling shareholder.

The selling shareholders may sell some, all or none of their common shares. We do not know how long the selling shareholders will hold the common shares before selling them, and we currently have no agreements, arrangements or understandings with any selling shareholder regarding its resale of any of the common shares. See “Plan of Distribution.”

Selling Shareholders	Number of Common Shares Beneficially Owned Prior to Any Sale	Number of Common Shares Offered by this Prospectus		Number of Common Shares Beneficially Owned Assuming Sale of All Shares Offered by this Prospectus
Deerfield Partners, L.P.(1)	2,206,420	2,779,159	(3)	—
Deerfield Private Design Fund IV, L.P.(2)	2,206,420	2,779,159	(3)	—

(1)	Represents shares issuable upon conversion of senior secured convertible notes. Under the terms of the convertible notes, the number of common shares that may be acquired by a selling shareholder upon any conversion thereof is limited by the 4.985% Cap. For purposes of the 4.985% Cap, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Unless otherwise indicated, the business address of Deerfield Partners, L.P. is: c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the common shares of the Company beneficially owned by Deerfield Partners, L.P. Each of Deerfield Partners, L.P., Deerfield Management Company, L.P., Deerfield Mgmt, L.P. and Mr. James E. Flynn disclaims beneficial ownership of common shares issuable upon conversion of the convertible notes in excess of the 4.985% Cap.

(2)	Represents shares issuable upon conversion of senior secured convertible notes. Under the terms of the convertible notes, the number of shares of our common stock that may be acquired by a selling shareholder upon any conversion thereof is limited by the 4.985% Cap. For purposes of the 4.985% Cap, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Unless otherwise indicated, the business address of Deerfield Private Design Fund IV, L.P. is: c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. Each of Deerfield Mgmt IV, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the common shares of the Company beneficially owned by Deerfield Private Design Fund IV, L.P. Each of Deerfield Private Design Fund IV, L.P., Deerfield Management Company, L.P., Deerfield Mgmt IV, L.P. and Mr. James E. Flynn disclaims beneficial ownership of common shares issuable upon conversion of the convertible notes in excess of the 4.985% Cap.

(3)	Includes up to 572,739 common shares issuable upon the occurrence of a Major Transaction (as defined in the senior secured convertible notes).

The table above is prepared based on information supplied by us by the selling shareholder as of the date of this prospectus. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of that holder’s senior secured convertible notes since the date on which the selling shareholder provided information for this table. We have not made independent inquiries about such transfers or dispositions. Information about any other selling shareholders will be included in prospectus supplements or post-effective amendments, if required. Information about the selling shareholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, donees, assignees, transferees, and successors-in-interest may, from time to time, sell any or all of their securities or interests in any securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales or dispositions may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemptions from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that, at the time of its acquisition of the convertible notes, it did not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including civil liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus or any other exemptions from registration under the Securities Act.

We agreed to keep the registration statement of which this prospectus is a part effective until the date on which all securities included in the registration statement have been sold pursuant to the registration statement or Rule 144 or may be immediately sold to the public without registration or restriction and without compliance with any “current public information” requirement.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M.

EXPENSES OF THE OFFERING

We expect that our expenses in connection with this offering will be as follows:

Expenses	Amount
SEC registration fee	$13,171
Printing and engraving expenses	3,000
Legal fees and expenses	75,000
Accounting fees and expenses	30,000
Miscellaneous costs	28,829
Total	$150,000

All amounts in the table are estimates except the SEC registration fee. We will pay fees and expenses incurred by us incident to the registration of the securities. If any shares are sold, the selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

LEGAL MATTERS

The validity of the common shares and certain other matters with respect to Swiss law will be passed upon for us by Homburger AG, Zurich, Switzerland. Certain matters with respect to U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 30, 2020 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse — Swiss Expert Association for Audit, Tax and Fiduciary.

ENFORCEMENT OF JUDGMENTS

We are organized under the laws of Switzerland and our registered office and domicile is located in Epalinges, Switzerland. Moreover, a number of our directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on Private International Law (the “PILA”). This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result would be incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the PILA;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For more detail about us and the common shares offered by this prospectus, you may examine the registration statement on Form F-3 and the exhibits filed with it at the website provided in the previous paragraph.

We maintain a corporate website at www.adctherapeutics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered to be a part of this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2020;

•	our Report on Form 6-K filed with the SEC on March 18, 2021 (only with respect to “2. Compensation of the Board of Directors—C. Board Compensation Amounts” and “3. Compensation of the Members of Executive Management—C. Executive Management Compensation Amounts” in Exhibit 99.4 thereto), May 6, 2021 (only with respect to Exhibits 99.1, 99.2 and 99.4 thereto) and June 1, 2021; and

•	our Registration Statement on Form 8-A filed with the SEC on May 11, 2020, which incorporates by reference the description of our common shares from our Registration Statement on Form F-1, and any amendment or report filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 20-F and Reports on Form 6-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.adctherapeutics.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus at no cost, upon written or oral request to us at the following address:

Investor Relations
ADC Therapeutics SA
c/o ADC Therapeutics America, Inc.
430 Mountain Avenue, 4th Floor
Murray Hill, NJ 07974
(908) 546-5556

ADC THERAPEUTICS SA

5,558,318 Common Shares

PROSPECTUS

June 1, 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of our board of directors and our executive committee as well as their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and our articles of association require us to advance the expenses of defending any action, suit or proceeding to existing and former members of our board of directors and our executive committee to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

Item 10.	Undertakings

The undersigned hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3;

(e)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(1) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(f)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
4.1	Articles of Association of ADC Therapeutics SA	6-K	001-39071	99.4	May 6, 2021
4.2	Registration Rights Agreement between ADC Therapeutics SA and Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P., dated May 19, 2020	F-1	333-248941	10.17	September 21, 2020
4.3	First Amendment to Registration Rights Agreement between ADC Therapeutics SA and Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P., dated December 11, 2020	20-F	001-39071	4.18	March 18, 2021
5.1	Opinion of Homburger AG, Swiss counsel of ADC Therapeutics SA
23.1	Consent of PricewaterhouseCoopers SA, independent registered public accounting firm
23.2	Consent of Homburger AG, Swiss counsel of ADC Therapeutics SA (included in Exhibit 5.1)
24.1	Powers of attorney (included on signature page to the registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Epalinges, Switzerland on June 1, 2021.

ADC THERAPEUTICS SA

By:	/s/ Christopher Martin
	Name:	Christopher Martin
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher Martin, Michael Forer and Jennifer Creel and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on June 1, 2021 in the capacities indicated:

Name	Title

/s/ Christopher Martin	Chief Executive Officer and Director (principal executive officer)
Christopher Martin

/s/ Jennifer Creel	Chief Financial Officer (principal financial officer)
Jennifer Creel

/s/ Robert A. Schmidt	Corporate Controller and Chief Accounting Officer (principal accounting officer)
Robert A. Schmidt

/s/ Ron Squarer	Chairman of the Board of Directors
Ron Squarer

/s/ Michael Forer	Vice Chairman of the Board of Directors
Michael Forer

/s/ Peter B. Corr	Director
Peter B. Corr

/s/ Stephen Evans-Freke	Director
Stephen Evans-Freke

/s/ Peter Hug	Director
Peter Hug

/s/ Thomas Pfisterer	Director
Thomas Pfisterer

/s/ Thomas M. Rinderknecht	Director
Thomas M. Rinderknecht

/s/ Tyrell J. Rivers	Director
Tyrell J. Rivers

/s/ Victor Sandor	Director
Victor Sandor

/s/ Jacques Theurillat	Director
Jacques Theurillat

/s/ Jennifer Creel	Authorized Representative in the United States
Jennifer Creel
ADC Therapeutics America, Inc.